As filed with the Securities and Exchange Commission on July 31, 2015

Registration No. 333-184178

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mondelēz International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Virginia	52-2284372
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Three Parkway North Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

MONDELEZ CANADA INC. RETIREMENT PLAN FOR CANADIAN SALARIED EMPLOYEES

MONDELEZ CANADA INC. RETIREMENT PLAN FOR FORMER

SALARIED EMPLOYEES OF NABISCO LTD.

MONDELEZ CANADA INC. TRUSTEED RETIREMENT PLAN A

MONDELEZ CANADA INC. TRUSTEED RETIREMENT PLAN B

MONDELEZ CANADA INC. EMPLOYEE SAVINGS PLAN

GROUP RETIREMENT SAVINGS PLAN OF MONDELEZ CANADA INC.

MONDELEZ CANADA INC. NON-REGISTERED SAVINGS PLAN

(Full Titles of the Plans)

Carol J. Ward, Esq.

Vice President and Corporate Secretary

Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

(Name and Address of Agent For Service)

(847) 943-4000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Mondelēz International, Inc. (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on September 28, 2012 (Registration No. 333-184178) (the “Registration Statement”), among other things, the offer and sale of up to 3,701,000 shares of our Class A Common Stock, no par value (“Common Stock”), under the Mondelez Canada Inc. Retirement Plan for Former Salaried Employees of Nabisco Ltd. (the “Old Salaried Plan”) and up to 25,000 shares of our Common Stock under the Mondelez Canada Inc. Trusteed Retirement Plan A (the “Old Hourly Plan”).

On February 27, 2015 and May 26, 2015, we received approvals from the Financial Services Commission of Ontario to merge the assets of certain of our pension and retirement plans for our Canadian employees. These approvals include the merger of the Old Salaried Plan into the Mondelez Canada Inc. Retirement Plan for Canadian Salaried Employees, which was renamed the Mondelez Canada Inc. Retirement Plan, and the merger of the Old Hourly Plan into the Mondelez Canada Inc. Trusteed Retirement Plan B, which was renamed the Mondelez Canada Inc. Trusteed Hourly Retirement Plan. These mergers have an effective date of December 31, 2013.

Pursuant to the undertakings in Item 9 of the Registration Statement, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to remove 3,676,657 shares of Common Stock under the Old Salaried Plan and 24,485 shares of Common Stock under the Old Hourly Plan (together, the “Deregistered Shares”) from registration under the Registration Statement.

The Deregistered Shares will be carried over to and continue to be registered under a new Registration Statement on Form S-8 that we are filing contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement. The Registration Statement will remain in effect, however, to cover the potential issuance of Common Stock pursuant to the other plans included on the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 31st day of July 2015.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Irene B. Rosenfeld, Brian T. Gladden, Gerhard W. Pleuhs, Luca Zaramella and Carol J. Ward, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Irene B. Rosenfeld Irene B. Rosenfeld	Director, Chairman and Chief Executive Officer	July 31, 2015

/s/ Brian T. Gladden Brian T. Gladden	Executive Vice President and Chief Financial Officer	July 31, 2015

/s/ Luca Zaramella Luca Zaramella	Senior Vice President and Corporate Controller	July 31, 2015

/s/ Stephen F. Bollenbach Stephen F. Bollenbach	Director	July 31, 2015

/s/ Lewis W.K. Booth Lewis W.K. Booth	Director	July 31, 2015

/s/ Lois D. Juliber Lois D. Juliber	Director	July 31, 2015

/s/ Mark D. Ketchum Mark D. Ketchum	Director	July 31, 2015

/s/ Jorge S. Mesquita Jorge S. Mesquita	Director	July 31, 2015

/s/ Joseph Neubauer Joseph Neubauer	Director	July 31, 2015

/s/ Nelson Peltz Nelson Peltz	Director	July 31, 2015

/s/ Fredric G. Reynolds Fredric G. Reynolds	Director	July 31, 2015

/s/ Patrick T. Siewert Patrick T. Siewert	Director	July 31, 2015

/s/ Ruth J. Simmons Ruth J. Simmons	Director	July 31, 2015

/s/ Jean-François M. L. van Boxmeer Jean-François M. L. van Boxmeer	Director	July 31, 2015